- PRESS RELEASE -

Contact:     Katharina Manok
ROFIN-SINAR
011-49-40-733-63-4256
- or -
734-416-0206

ROFIN REPORTS RESULTS FOR THE SECOND QUARTER
OF FISCAL YEAR 2016

•
Entered merger agreement with Coherent providing for acquisition of ROFIN at $32.50 per share in cash; 42% premium over the closing price of ROFIN stock on the day prior to the transaction announcement

•	Net sales of $110.6 million affected by a shift of certain revenue recognition into Q3, and post-transaction announcement delivery pushouts

•	Gross profit margin of 35%

•	Cost reduction and streamlining processes on track

•	2.5 kW fiber laser module to launch in fiscal year 2016, one quarter earlier than anticipated

•	Second quarter results impacted by $4.4 million of non-recurring expenses related to the proposed merger with Coherent and, to a lesser extent, the recent proxy contest

Plymouth, MI / Hamburg, Germany, May 9, 2016 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter ended March 31, 2016.

FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three months ended			Six months ended

	3/31/16	3/31/15	% Change	3/31/16	3/31/15	% Change

Net sales	$110,550	$122,719	-10%	$223,014	$245,106	-9%
RSTI net income	$529	$8,737	-94%	$7,076	$14,904	-53%
Earnings per share "Diluted" basis*	$0.02	$0.31	-94%	$0.25	$0.53	-53%

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.4 million and 28.2 million for the fiscal quarters and for the six-month periods ending March 31, 2016 and 2015, respectively.

“Our second quarter results were significantly affected by the announced proposed merger with Coherent, with net income and EPS also negatively affected by non-recurring costs related to the recent proxy contest. Net sales of $110.6 million were lower than expected because of post-merger announcement delivery pushouts by customers and a shift of certain revenue recognition into the third quarter as final acceptance for some projects occurred in the third quarter, rather than in the second quarter as anticipated. We incurred $4.4 million of non-recurring costs primarily related to the proposed merger with Coherent, and to a lesser extent the recent proxy contest, having a net after tax effect of approximately $3.8 million on net income ($0.14 per share on EPS). Our cost-optimization strategy continues to produce positive results and we were able to achieve a gross profit margin of 35%, which met our guidance, despite lower than expected revenues,” commented Thomas Merk, CEO and President of RSTI.

“Our European business performed well, showing a solid sales and order entry level, mainly supported by France and Italy, while we experienced weaker business levels in North America and Asia.

“We continue to see interest from worldwide customers for our high-power fiber laser products, including an initial purchase order from a new, larger OEM that we received in the current third quarter. High-power fiber laser unit sales increased by 25% year-to-date when compared to the prior year period. Our cost improvement program in high-power fiber lasers, with a targeted 15% to 20% manufacturing cost reduction in fiscal year 2016, is on track. The launch of our 2.5 kW fiber laser module is now expected in this fiscal year, one quarter earlier than previously anticipated.

Mr. Merk continued, “In addition, our ultrashort pulse lasers gained further momentum with a meaningful increase in sales in the second quarter when compared to the prior year quarter. We expect the first multiple unit orders for cutting of brittle material in the second half of this fiscal year. On the low-power CO2 laser side, we experienced solid sales that were mainly driven by a strong textile business. Revenues from high-power CO2 lasers declined slightly when compared to the prior year’s second quarter. We expect a stable business in this area for the full fiscal year, supported by an increase in orders in the second quarter.

“Furthermore we are all excited to have entered into the merger agreement with Coherent. This combination, if completed, will deliver significant and immediate value for our stockholders, with an acquisition price of $32.50 per share, equating to a 42% premium over the closing price on the day prior to the announcement. The combined organization should create a stronger, more diversified business with accelerated innovation and enhanced scale, capable of providing meaningful opportunities in the laser space for our employees, customers and suppliers,” concluded Mr. Merk.

FINANCIAL REVIEW

- Second Quarter -
Net sales totaled $110.6 million for the second quarter ended March 31, 2016, a 10% decrease from the second quarter of fiscal year 2015, mainly due to post-transaction announcement delivery pushouts, a shift in revenue recognition timing, resulting from final acceptance for some projects being delayed from the second quarter to the third quarter, and a weak semiconductor and automotive business. Gross profit totaled $38.7 million, or 35% of net sales, compared to $45.4 million, or 37% of net sales, in the same period of fiscal year 2015. RSTI net income amounted to $0.5 million, compared to $8.7 million in the comparable quarter last fiscal year. Earnings per diluted share were $0.02 for the quarter based upon 28.4 million weighted-average common shares outstanding, compared to earnings per diluted share of $0.31 based upon 28.2 million weighted-average common shares outstanding for the same period last fiscal year. As noted earlier, Q2 financial results were negatively impacted by the contemplated merger of ROFIN with Coherent, Inc. (“Coherent”) and the recent public proxy contest. In addition to negatively affecting sales volume, ROFIN incurred $4.4 million of non-recurring costs primarily related to the proposed merger with Coherent and the recent proxy contest, having a net after tax effect of approximately $3.8 million on net income ($0.14 per share on EPS).

SG&A expenses amounted to $26.2 million, representing 24% of net sales, and increased by $1.7 million, or 7%, compared to last fiscal year’s second quarter, primarily resulting from the $4.4 million of non-recurring expenses earlier described. R&D expenses decreased by $0.5 million to $9.2 million (8% of net sales), compared to $9.7 million (8% of net sales) in the second quarter of fiscal year 2015.

Sales of laser products for macro applications decreased 6% to $45.7 million, accounting for 41% of total sales. Sales of lasers for marking and micro applications decreased 18% to $45.9 million, representing 42% of total sales. Quarterly shipments of laser units totaled 1,138 (2015: 1,082), of which 542 were delivered for macro applications and 596 for marking and micro applications. Sales of components increased 3% to $19.0 million, representing 17% of total sales. Quarterly turnover with service and spare parts accounted for $33.4 million.

For the second quarter of fiscal 2016, 46% of laser-related sales were from the machine tool industry (compared with 36% in the prior year period); 10% from the automotive industry (14% in 2015); 15% from the semiconductor, electronics and photovoltaic industries (18% in 2015), and 29% from other industries (32% in 2015).

On a geographic basis, net sales in North America were $23.0 million, a decrease of 22%, and $31.7 million in Asia, a decrease of 14%. Net sales decreased by 1% in Europe, to $55.9 million, largely due to exchange rate fluctuations. North American net sales accounted for 21% of quarterly net sales, Asian net sales 29% and European net sales 50%.

- Six Months -
For the six months ended March 31, 2016, net sales totaled $223.0 million, a decrease of $22.1 million, or 9%, over the comparable period in 2015. Several factors negatively impacted the decrease in net sales, including primarily the strengthening of the US dollar, mainly against the Euro (resulting in a decrease in net sales of $10.6 million in the six-month period), weakness in Asia and in the semiconductor and electronics markets generally, and the impact of the announced transaction with Coherent. Gross profit for the period was $79.1 million, or 35.5% of net sales, compared to $88.0 million, or 35.9% of net sales, in the same period in 2015. RSTI net income for the six-month period ended March 31, 2016, totaled $7.1 million, as compared to $14.9 million in the six-month period ended March 31, 2015. Earnings per diluted share were $0.25 for the six-month period based upon 28.4 million weighted-average common shares outstanding, compared to $0.53 based upon 28.2 million weighted-average common shares outstanding for the same period last fiscal year. As noted earlier, fiscal 2016 year-to-date results were negatively impacted by the contemplated merger of ROFIN with Coherent and the recent public proxy contest. In addition to negatively affecting sales volume in the second quarter of fiscal 2016, during the first six months of fiscal 2016, ROFIN incurred $5.1 million of non-recurring costs primarily related to the proposed merger with Coherent and the proxy contest, having a net after tax effect of approximately $4.2 million on net income ($0.15 per share on EPS) for the six-month period.

Net sales of lasers for macro applications were $91.0 million, a decrease of $5.1 million, or 5%. Net sales of lasers for marking and micro applications were $93.5 million, a decrease of $20.0 million, or 18%, mainly due to weaker business with the semiconductor, electronics and photovoltaic industries. Component sales of $38.5 million represented an increase of $3.0 million, or 8%, versus the comparable period in fiscal year 2015.

Net sales in North America in the first six months of fiscal 2016 were $51.6 million, down 9% from $56.5 million in 2015. Net sales in Asia were $65.8 million, down 13% from $75.8 million in 2015 and net sales in Europe were $105.6 million, a 6% decrease from $112.8 million in 2015. Of total net sales in the six-months ended March 31, 2016, 23 % were from North America, 30 % from Asia and 47 % from Europe.

- Backlog -
New orders received during the second quarter of fiscal 2016 amounted to approximately $126 million. Overall order entry for the quarter decreased by 19% to $114.7 million compared to the second quarter of fiscal year 2015, and was adversely affected by de-bookings of approximately $11.5 million in anticipation of order cancellations, predominantly by Asian customers. Of the $114.7 million of overall order entry, $52.5 million were for macro applications, $41.6 million were for micro and marking applications and $20.5 million were for components. The backlog as of March 31, 2016, which mainly comprises laser products, amounted to $132.8 million, of which $58.8 million was for laser macro applications, $55.0 million was for laser marking and micro applications, and $19.0 million was for components. As of March 31, 2016, ROFIN had a book-to-bill ratio of 1.04 for the second fiscal quarter.

- Merger Agreement -
As previously publicly disclosed, on March 16, 2016 ROFIN entered into a Merger Agreement (the “Merger Agreement”) with Coherent and its wholly-owned subsidiary, Rembrandt Merger Sub Corp. (“Merger Sub”), providing for the merger of Merger Sub with and into ROFIN (the “Merger”) with ROFIN surviving the Merger as a wholly owned subsidiary of Coherent, subject to the terms and conditions set forth in the Merger Agreement. If approved, at the time of the Merger, ROFIN stockholders will be entitled to receive an acquisition price of $32.50 per share of ROFIN stock, equating to a 42% premium over the closing price on the day prior to the announcement of the proposed transaction.

On April 28, 2016, ROFIN and Coherent received notice from the U.S. Federal Trade Commission that it had granted early termination, effective immediately, of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) for the pending merger transaction. The early termination of the waiting period under the HSR Act satisfies one of the conditions to the closing of the merger, which remains subject to other customary closing conditions, including receipt of stockholder and other regulatory approvals, including the approval or clearance of the merger by all other relevant antitrust authorities, including the European Commission or the antitrust authority of one or more European Union member states. Assuming timely satisfaction of necessary closing conditions and the timely completion of Coherent’s financing for the merger, ROFIN anticipates that the merger will be consummated in the last calendar quarter of 2016.

In light of the pending transaction with Coherent, ROFIN no longer expects to be providing forward guidance or conducting a conference call to discuss the results of its operations.

About ROFIN

With 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as solid-state, fiber, ultrashort pulse and CO2 lasers, as well as diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany, and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore and China. ROFIN currently has more than 55,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on the Company's home page: www.rofin.com.

(Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	(unaudited)		(unaudited)

	3/31/2016	3/31/2015	3/31/2016	3/31/2015

- Macro	$45,692	$48,374	$90,959	$96,082
- Marking/Micro	45,864	55,902	93,531	113,509
- Components	18,994	18,443	38,524	35,515
Net Sales	110,550	122,719	223,014	245,106

Costs of goods sold	71,872	77,322	143,925	157,082

Gross profit	38,678	45,397	79,089	88,024

Selling, general and administrative expenses	26,201	24,490	49,155	48,589
Intangibles amortization	699	751	1,378	1,535
Research and development expenses	9,197	9,710	17,894	20,326

Income from operations	2,581	10,446	10,662	17,574

Other income (expense)	(1,425)	1,905	(988)	3,185

Income before income tax	1,156	12,351	9,674	20,759

Income tax expense	652	3,603	2,659	5,840

Net income	504	8,748	7,015	14,919

Net income (loss) attributable to
non-controlling interest	(25)	11	(61)	15

Net income attributable to RSTI	529	8,737	7,076	14,904

Net income attributable to RSTI per share
* “diluted” basis	$0.02	$0.31	$0.25	$0.53
** “basic” basis	$0.02	$0.31	$0.25	$0.53

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.4 million and 28.2 million for the fiscal quarters and for the six-month periods ending March 31, 2016 and 2015, respectively.
** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.3 million and 28.1 million for the fiscal quarters and for the six-month periods ending March 31, 2016 and 2015, respectively.

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	3/31/2016	9/30/2015
ASSETS

Cash, cash equivalents and short-term investments	$170,586	$175,562
Trade accounts receivable, net	89,848	96,093
Inventories, net	188,277	181,025
Other current assets	42,495	35,896
Total current assets	491,206	488,576
Net property and equipment	93,225	92,573
Other non-current assets	126,288	125,342
Total non-current assets	219,513	217,915

Total assets	$710,719	$706,491

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	3,890	5,226
Accounts payable, trade	18,280	23,443
Other current liabilities	72,835	80,949
Total current liabilities	95,005	109,618
Long-term debt	17,011	18,085
Other non-current liabilities	38,105	36,179
Total liabilities	150,121	163,882

Net stockholders' equity	560,598	542,609

Total liabilities and stockholders' equity	$710,719	$706,491

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “future,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “strategy,” “likely,” “may,” “should” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future plans, events or performance, including guidance relating to revenues and earnings per share; expected operating results, such as revenue growth and earnings; expected seasonal impact; current or future volatility in the exchange rates and future economic conditions; anticipated levels of capital expenditures, including for corporate actions such as share buybacks; expectations of our long-term financial prospects, margin and cash flow expansion; and our strategy for growth, product portfolio development, market position, financial results and reserves.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: downturns in the machine tool, automotive, semiconductor, electronics, photovoltaic, and medical device industries which may have, in the future, a material adverse effect on our sales and profitability; the ability of our OEM customers to incorporate our laser products into their systems; the impact of exchange rate fluctuations, which may be significant because a substantial portion of our operations is located in non-US countries; the level of competition and our ability of to compete in the markets for our products; our ability to develop new and enhanced products to meet market demand or to adequately utilize our existing technology; third party infringement of our proprietary technology or third party claims against us for the infringement or misappropriation of proprietary rights; the scope of patent protection that we are able to obtain or maintain; competing technologies that are similar to or that serve the same uses as our technology; our ability to efficiently manage the risks associated with our international operations; risks associated with recent changes in our senior management personnel; the worldwide economic environment, including specifically but not limited to in Asia; any adverse impact to us resulting from the announcement or pendency of the Merger; any adverse impact to us resulting from the announcement or implementation of any one or more of our cost reduction programs, as permitted under the Merger Agreement; and such other factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K, as amended, for the year ended September 30, 2015. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It
In connection with the transactions contemplated by the Merger Agreement, we will file with the Securities and Exchange Commission (the “SEC”) and furnish to our stockholders a proxy statement. Additionally, we will file other relevant materials with the SEC in connection with the Merger. Stockholders are urged to read the proxy statement carefully when it is available because it will contain important information about the transactions contemplated by the Merger Agreement. Stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by us through the web site maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement by contacting our investor relations department.

We and our directors and executive officers, may be deemed to be participants in the solicitation of proxies from our stockholders in respect of the transactions contemplated by the Merger Agreement. Information regarding our directors and executive officers is contained in our Form 10-K, as amended, for the year ended September 30, 2015. To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in our Form 10-K, as amended, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement to be filed by us and other relevant materials to be filed with the SEC when they become available.